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                                                             EX-99.B16-perfcomp



                     EXHIBIT OF PERFORMANCE CALCULATIONS
  THIS EXHIBIT REFLECTS THE CALCULATION OF CERTAIN PERFORMANCE FIGURES THAT APPEAR UNDER "PERFORMANCE" IN THE PART B STATEMENT OF ADDITIONAL INFORMATION
     ("PART B") OF JACKSON NATIONAL CAPITAL MANAGEMENT FUNDS (THE "FUNDS").


A. CUMULATIVE TOTAL RETURN.

     1. Formula. The cumulative total return performance of the Funds (except the Money Market Fund) for a specified period equals the change in the value of a hypothetical $10,000 Investment ("Initial Investment") from the beginning of the period to the end of the period. It is assumed that all dividends are reinvested. Cumulative total return may be computed either with or without adjustment for effect of the sales charge that may be imposed at the beginning of the period. It may be expressed either as a dollar value change or as a percentage change. Cumulative total return information is set forth in the discussion of cumulative total return that appears under "Performance" in the Part B.

     2. Performance Reflected. The representative cumulative total return calculations reflected in this Section A are for the Income Fund (the "Fund") for the period beginning November 12, 1992 and ending February 28, 1993.

     3. Unadjusted Cumulative Total Return. The cumulative total return information for the Fund shows the cumulative total return of that Fund as a percentage change without adjustment for the effect of the sales charge. The percentage change in value of the Initial Investment for the period is calculated by determining the percentage increase in the net asset value per share ("NAV") of the Fund over the period and adjusting that for the dividends reinvested over the period. There were four monthly dividends during the period. The percentage change is then calculated as follows:

                                      Shares x Ending NAV
                  Percentage Change =--------------------  - 1
                                         Beginning NAV

Ending NAV = NAV on February 28, 1993 = 10.43/Share

Beginning NAV = NAV on November 12, 1992 = 10.00/Share

Shares = Number of shares at the end of the period assuming a one share investment at the beginning of the period and reinvestment of dividends. "Shares" is computed under the following formula.


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     Shares = (1 +   DIV ) x (1 +  DIV ) x (1 +  DIV ) x (1 +  DIV )
                     ---1          ---2          ---3          ---4
                     RNAV          RNAV          RNAV          RNAV
                         1             2             3             4

DIV  =   Dollar amount distributed for the nth dividend of the period.  n
   n varies from 1 to 4 in the present example since there were 4 monthly dividends distributed.

RNAV =   NAV on the date that the nth dividend in the period was reinvested.  n
    n    varies from 1 to 4 in the present example.

The following data is presented:


      n                                 DIV                          RNVA
                                           n                             n
    -----                               -----                        -----
      1                            $.02130/Share                  $  9.91/Share
      2                             .04988                          10.01
      3                             .04900                          10.24
      4                             .05190                          10.43


B.  AVERAGE ANNUAL TOTAL RETURN.

    1. Formula. The average annual total return of the Funds (except the Money Market Fund) for a specific period is found by taking a hypothetical $1,000 investment ("Initial Investment") at the beginning of the period and computing the redeemable value at the end of the period ("Redeemable Value"). The Redeemable Value includes the effect of the sales charge that may be imposed at the beginning of the period. The Redeemable Value is then divided by the Initial Investment, and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies.

                                           Redeemable Value
           Average Annual Total Return = (------------------)1/N - 1
                                           Initial Investment

    2. Performance Reflected. The representative average annual total return calculation reflected in this Section B is for the Income Fund (the "Fund") for the period from commencement of operations November 12, 1992 to February 28, 1993.

    3. Calculation. The maximum sales charge for the Fund is 4.75% of the offering price. On the $1,000 initial investment, the 4.75% sales charge would equal $47.50.

                   4.75% of $1,000 = 0.0475 X $1,000 = $47.50

The initial investment adjusted for the maximum sales charge ("adjusted Initial Investment" is calculated by deducting the sales charge from the Initial Investment.



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                           $1,000 - $47.50 = $952.50

The Redeemable Value is equal to the adjusted Initial Investment plus the percentage change in the value of such investment over the period. The percentage change over the period is calculated in Sub-section 3 of Section A above.

     Redeemable Value = $952.50 + (6.07% of $952.50) = $952.50 + (0.0607 x
         $952.50) = $1,010

The period covered is from November 12, 1992 to February 28, 1993 or .2985 years.

                   N = number of years in the period = .2985

Using the formula provided above, average annual total return for the period may then be calculated.

The Redeemable Value is divided by the initial investment.

                            ($1,010 / $1,000) = 1.01

This quotient is taken to the Nth root.

                        The .2985 root of 1.01 = 1.0339

1 is subtracted from the result.

                               1.0339 - 1 + .0339

The decimal return is converted to a percentage by multiplying by 100.

                              .0339 X 100 = 3.39%

C. YIELD (NON MONEY MARKET).

     1. Formula. The yield for the Funds (other than the Money Market Fund) is computed by dividing the net investment income per share earned during a specified one month or 30-day period by the offering price per share on the last day of the period, according to the following formula:
                                      a - b      6
                          YIELD = 2[(------- + 1)  - 1]
                                        cd

Where:     a = dividends and interest earned during the period.
           b = expenses accrued for the period (net of reimbursements).
           c = the average daily number of shares outstanding during the period that were entitled to receive dividends.



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           d = the offering price per share on the last day of the period.


    2. Performance Reflected. The representative yield calculation reflected in this Section C is for the Income Fund (the "Fund") for the 30-day period ended February 28, 1993.

    3. Calculation. For the period reflected, the following figures are provided for use in the formula provided in Sub-section 1 above:

                        a = $146,509

                        b = $21,533

                        c = 2,540,228

                        d = 10.95

Thus, yield is calculated as follows:

                         146,509 - 21,533      6
             YIELD = 2[(------------------ + 1)  - 1]
                        (2,540,228) (10.95)


                                    124,976         6
                       =    2[(---------------- + 1) - 1]
                                  27,815,496

                                        6
                       =    2[(1.004493)  - 1]

                       =    2[1.027262 - 1]

                       =    .0545


The decimal return is converted to a percentage by multiplying by 100.

                              .0545 X 100 = 5.45%

D. YIELD (MONEY MARKET).

     1. Formula. The Money Market Fund's current yield quotation is based on a seven-day period and is computed as follows. The first calculation is net investment income per share; which is accrued interest on portfolio securities, plus or minus amortized discount or premium, less accrued expenses. This number is then divided by the price per share (expected to remain constant at $1.00) at the beginning of the period ("base period return"). The result is then divided by 7 and multiplied by 365 and the resulting yield figure is carried to the nearest one-hundredth of one percent. Realized capital gains or losses and unrealized appreciation or depreciation of investments are not included in the calculation.


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The Money Market Portfolio's effective yield is determined by taking the base period return (computed as described above) and calculating the effect of assumed compounding. The formula for the effective yield is: (base period
           365/7
return + 1)     - 1.

     2. Performance Reflected. The representative yield calculations reflected in this Section D are for the Money Market Fund for the seven-day period ended February 28, 1993.

     3. Yield. First, net investment income per share for the last day of the seven-day period is calculated. The following figures are provided for this purpose:

a. Accrued interest, including amortization of premium and discount, for February 28, 1993 equals $1,469.32.

b.    Accrued expenses for February 28, 1993 equal $0.

c. The number of outstanding shares of record for dividend purposes on February 28, 1993 equals 2,517,723.13.

Net investment income per share for February 28, 1993 is then calculated as follows:

      Net Investment Income Per Share = Accrued Interest-Accrued Expenses
                                        ---------------------------------
                                                Record Date Shares

                        $1469.32 - $0
                        ------------- = $.00008193/Share
                         2,517,723.13

Net investment income for the other six days in the seven-day period is then calculated in the same manner. The resulting figures for each of the seven days in the period are added together to obtain the net investment income per share for the period as follows:


                                          NET INVESTMENT
                   DATE                  INCOME PER SHARE
                   ----                  ----------------
                   February 28, 1993      $.000081931/Share
                   February 27, 1993       .000081959
                   February 26, 1993       .000081959
                   February 25, 1993       .000081923
                   February 24, 1993       .000086416
                   February 23, 1993       .000086554
                   February 22, 1993       .000083105
                                         ------------------

                   TOTAL                  $0.000583847/Share




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Then, base period return is calculated.

              Base Period Return = Net Investment Income Per Share
                                   -------------------------------
                                             Price Per Share


                         $.000583847/Share
                         -----------------= .000583847
                             1.00 Share

Then, yield is calculated.
                                Base Period Return
                        Yield = ------------------  X 365
                                        7

                                    .000583847
                              = ------------------  X .0304
                                        7

The decimal return is converted to a percentage by multiplying by 100.

                              .0304 X 100 = 3.04%

     4. Effective Yield. The base period return for use in the formula for effective yield is the same as calculated in Sub-section 3 above.

                                               365/7
     Effective Yield = (Base Period Return + 1)     - 1
                                       365/7
                     = (.000583847 + 1)      - 1
                                    365/7
                     = (1.000583847)      - 1
                     = 1.0309 - 1
                     = .0309

The decimal return is converted to a percentage by multiplying by 100.

                              .0309 X 100 = 3.09%